Exhibit 99.1

Citizens Financial Corp. announces first quarter 2005 earnings of $375,000, which is $159,000 below first quarter 2004 earnings. This decrease reflects, a $97,000 increase in personnel costs as well as higher third party data processing costs and the amortization of costs related to the purchase, installation and ongoing support of several major systems upgrades. The lower earnings have caused first quarter earnings per share to fall from $.85 to $.60 per share.

Costs related to data processing and systems upgrade are likely to continue throughout 2005. Personnel costs could improve depending upon the level of medical claims paid through our self-funded medical insurance plan, however.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.